SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated May 21, 2013

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On May 21, 2013, Terry Burman was appointed as a director and as chairman of the board of Zale Corporation. John B. Lowe, Jr., who served as chairman for the past five years, will remain on the board. Mr. Burman was the chief executive officer of Signet Jewelers Limited, from 2000 to January 2011. Mr. Burman joined Signet in 1995 as chairman and chief executive officer of Sterling Jewelers, Inc. a U.S. division of Signet.  Prior to that, Mr. Burman held executive positions, including president and chief executive officer, with Barry’s Jewelers, Inc., which now does business as Samuels Jewelers. He currently serves on the boards of Yankee Candle Company, Inc. and Tuesday Morning Corporation and also serves on St. Jude Children’s Research Hospital Board of Governors.

Mr. Burman shall be compensated for his service as follows:

  The same compensation received by the other directors (other than the Chairman) of an annual retainer of $75,000 and an annual $80,000 equity award in the form of restricted stock units, prorated based upon full months for the period between May 31, 2013, and December 5, 2013;
  A $200,000 annual fee for service as Chairman, prorated based upon full months for the period between May 31, 2013, and December 5, 2013,  one-half paid in cash and one-half paid in restricted stock units, in accordance with the Company's customary procedures for the payment of director compensation, that vest on the earlier of the date of the next annual meeting or one year from issuance provided that on such date Mr. Burman continues to serve as a director of the Company; and
  A one-time award of 100,000 restricted shares for service as chairman that vest one-half on May 31, 2014, and one-half on May 31, 2015, provided that on such respective dates Mr. Burman continues to serve as a director of the Company.
Item 9.01	Financial Statements and Exhibits

10.1      Form of Restricted Stock Agreement for directors

99.1      Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

Date:	May 22, 2013	By:	/s/ Thomas A. Haubenstricker
Thomas A. Haubenstricker
Senior Vice President,
Chief Financial Officer